                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              NEOWARE SYSTEMS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              Neoware Systems, Inc.
                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406







                                November 6, 1998


TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held on Thursday, December 10, 1998, at 10:00 a.m., at the offices of the Company, 400 Feheley Drive, King of Prussia, Pennsylvania 19406.

         The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

         To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

         I hope you will attend the Annual Meeting.


                                             Sincerely,


                                             Arthur R. Spector
                                             Chairman of the Board

                              NEOWARE SYSTEMS, INC.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 10, 1998

                                   ----------


TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of Neoware Systems, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, December 10, 1998, at 10:00 a.m., at the offices of the Company, 400 Feheley Drive, King of Prussia, Pennsylvania, for the following purposes:

         1.       To elect six Directors of the Company.

         2. To vote upon a proposal to ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending June 30, 1999.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Stockholders of record at the close of business on October 28, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                        By Order of the Board of Directors,


                                        Edward T. Lack, Jr
                                        Secretary


King of Prussia, Pennsylvania
November 6, 1998

                              NEOWARE SYSTEMS, INC.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


         This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Neoware Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 10, 1998.

         Stockholders of record at the close of business on October 28, 1998 will be entitled to vote at the Annual Meeting. At the close of business on October 28, 1998, 6,264,158 shares of the Company's $0.001 par value common stock ("Common Stock") were outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares, is necessary to constitute a quorum for the meeting. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about November 6, 1998.

         Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

         Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Approval of the ratification of the selection of the auditors (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. Shares for which brokers do not receive instructions are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

         The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. All shares represented by valid proxies will be voted.


                              ELECTION OF DIRECTORS

         The By-Laws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors. Currently, that number has been fixed by the Board of Directors at six for the election of directors at the 1998 Annual Meeting. All of the directors have been selected by the Board of Directors to be elected at the meeting to serve for one-year terms expiring at the 1999 Annual Meeting and until their respective successors are elected and qualified.

         The names and biographical summaries of the six persons who have been nominated to stand for election at the 1998 Annual Meeting appear below.

         All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

         The Board of Directors recommends that you vote FOR the election of each of the nominees for director.

         The following biographical information is furnished as to each person nominated for election as a director.

             Name                  Age                     Position
             ----                  ---                     --------

Arthur R. Spector                  58       Chairman of the Board
Edward C. Callahan, Jr.            52       President and Chief Executive Officer and Director
Michael G. Kantrowitz              38       Executive Vice President and Director
John M. Ryan (1)(2)                63       Director
Carl G. Sempier (2)                67       Director
Christopher G. McCann              37       Director

----------------------
   (1)   Member of the Compensation and Stock Option Committee
   (2)   Member of the Audit Committee

         Mr. Spector has been Chairman of the Board of the Company since its inception. He has been a Managing Director and a general partner of the management company of Safeguard International Fund, L.P. since March 1998. Mr. Spector served as Managing Director of TL Ventures, a venture capital firm, from January 1997 until March 1998. Mr. Spector also served as President and Chief Executive Officer of the Company from inception until March 2, 1995, the date of the consummation of the merger (the "Merger") of the Company with Human Designed Systems, Inc. ("HDS"), and from May 1996 to June 1997. He was affiliated with Safeguard Scientifics, Inc. from January 1993 until December 1996. From July 1992 until May 1995, he was Vice Chairman of Casino & Credit Services, Inc., a company which operated nationwide debt collection and credit database businesses. From October 1991 until December 1996, Mr. Spector served as Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization. Mr. Spector is also a Director of USDATA Corporation, a developer of software tools for real-time data collection and control, DocuCorp, a developer of document automation software, Metallurg, Inc., Metallurg Holdings, Inc. and Broadreach Consulting, Inc. (formerly The Reohr Group, Inc.). See "Certain Transactions."

         Mr. Callahan has been President and Chief Executive Officer and a Director of the Company since June 1997. Prior to joining the Company, Mr. Callahan was President and Chief Operating Officer of Summa Four, Inc. of Manchester, NH, a provider of telecommunications switches, from June 1995 until November 1996. Beginning in 1985, Mr. Callahan also held various executive positions during a ten year tenure at Sun Microsystems Computer Corporation. He was most recently Vice President of Global Telecom and Cable; previously, he was Vice President of Strategic Accounts and Vice President of Northeast Area.

         Mr. Kantrowitz has been Executive Vice President and a Director of the Company since March 2, 1995. Prior to that, he was an employee of HDS from 1983, holding the positions of Executive Vice President from 1991 until March 1995 and Vice President of Marketing and Sales from 1987 until 1991. Prior to joining HDS, Mr. Kantrowitz held positions with Raytheon Company and Adage Corporation.

         Mr. Ryan has served as a director of the Company since March 2, 1995. He is currently the principal in Devon Hill Ventures, a venture investing and consulting firm which focuses on technology investments. Mr. Ryan is also a director of a number of private companies, including DTX Corporation, Quadritek Systems, Inc. and Control Software, Inc. Mr. Ryan was the founder of SunGard Data Systems, Inc., a publicly-held computer services company, and served as its Chairman and Chief Executive Officer from 1976 to 1987. From 1987 to 1989, he was the President of Devon Hill Company, a merger and acquisition and venture investing firm. From 1989 to 1991, Mr. Ryan was the Chairman of PC Concepts, Inc., a computer training company, and President and Chief Executive Officer of Analytics, Inc., a technical services company. From 1995 to 1997, Mr. Ryan was Chairman and Chief Executive Officer of DLB Systems, Inc., a software company.

         Mr. Sempier has served as a director of the Company since March 2, 1995. He has been associated with Safeguard Scientifics, Inc. since 1990 and currently serves as Vice Chairman of Safeguard International Group, Inc. Mr. Sempier also serves as Managing Director of Ditec AG Germany, an information technology services company. From 1980 until his retirement in 1988, he was the President and Chief Executive Officer of Mannington Mills, Inc., a manufacturer of flooring.

He is also a director of Premier Solutions Limited, a supplier of asset management solutions to financial institutions, and Tangram Enterprise Solutions, Inc., a publicly-traded company providing network and connectivity software to corporations and government entities.

         Mr. McCann has been Senior Vice President of 1-800-FLOWERS, a florist company which operates nationwide through franchised retail stores, telecenters and the Internet, since 1988. Mr. McCann is responsible for overseeing operations of 1-800-FLOWERS' telecenters and franchised stores and for its Interactive Services Division. Prior to his association with 1-800-FLOWERS, he was President of Flora Plenty, a floral retail chain located in the New York metropolitan area. See "Certain Transactions."

Board of Directors and Committees

         The Company's Board of Directors held seven meetings during the year ended June 30, 1998. Each of the current directors attended at least 78% of the meetings of the Board and Committees on which they serve held during the period for which such persons have been directors or committee members.

         The standing committees of the Board of Directors are the Compensation and Stock Option Committee and the Audit Committee. These committees held three meetings and two meetings, respectively, during the year ended June 30, 1998.

         The responsibilities of the Compensation and Stock Option Committee include the review of compensation practices, the determination of salaries and bonus awards of executive officers and the administration of the Company's 1995 Stock Option Plan of the Company.

         The duties of the Audit Committee include the selection of independent accountants subject to the approval of the stockholders, the review of the scope and results of the audit and the review of the organization and scope of the Company's internal auditing and financial controls.

Compensation of Directors

         Directors (other than those who are employees of the Company) receive a cash payment of $1,000 for each Board meeting attended, and receive a one-time grant of 10,000 options upon a director's initial election. Thereafter non-employee directors receive an annual grant of 5,000 options.


                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid during the fiscal years ended June 30, 1998, 1997 and 1996 to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers whose total salary and bonus earned during the 1998 fiscal year exceeded $100,000.

Summary Compensation Table

                                                 Annual Compensation                         Long Term Compensation
                              --------------------------------------------------        --------------------------------
                                                                    Other Annual        Securities
    Name and Principal        Fiscal                                Compensation        Underlying        All Other
         Position              Year       Salary ($)   Bonus($)     ($)(1)              Options(#)(2)     Compensation $
---------------------------   -------     ----------   --------     ------------        -------------     --------------
Edward C. Callahan, Jr.     1998        210,000        42,000           ---              385,000 (2)      ---
President and               1997          8,077        60,000           ---              385,000          ---
Chief Executive Officer

Michael G. Kantrowitz       1998        168,210           ---           ---              220,000 (2)    1,081  (3)
Executive Vice President    1997        150,000        62,999           ---               20,000        3,000  (3)
                            1996        125,000         9,431           ---               ---             500  (3)

Edward M. Parks             1998        134,231           ---           ---              170,000 (2)    1,450  (3)
Vice President of           1997        130,000        32,570           ---               20,000        2,600  (3)
Engineering                 1996        100,000        26,275           ---               ---             500  (3)

Steven Ahlbom               1998        114,171           ---           ---              110,000 (2)    1,573  (3)
Vice President of           1997        111,134        15,875           ---               20,000        2,223  (3)
Operations                  1996         97,500           ---           ---               ---             500  (3)

-------------------
(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Includes options reissued as replacements for prior options which were canceled as a result of a repricing program as follows: Mr. Callahan, 385,000 options; Mr. Kantrowitz, 220,000 options; Mr. Parks, 120,000 options; and Mr. Ahlbom, 90,000 options.
(3)  Consists of amounts contributed by the Company under the 401(k) Plan.


Option Grants During 1998 Fiscal Year

                                                                                            Potential Realization Value at Assumed
                                                                                            Annual Rates of Stock Price
                                          Individual  Grants                                Appreciation for Option Term(1)
--------------------------------------------------------------------------------------    -----------------------------------------
                                  No. of         % of Total
                                Securities    Options Granted
                                Underlying           to
                                 Options         Employees        Exercise  Expiration
     Name                      Granted (#)     in Fiscal Year     Price($)     Date       0%($)         5%($)          10%($)
---------------                -----------     --------------     --------  ----------    -----      ----------     -----------

Edward C. Callahan, Jr.            385,000(2)        32.2            3.00    03/03/03      ---          ---           279,167
Michael G. Kantrowitz              220,000(2)        18.4            3.00    03/03/03      ---          ---           159,524
Edward M. Parks                    120,000(2)        10.0            3.00    03/03/03      ---          ---            87,013
                                    50,000            4.2            3.00    06/30/03      ---       33,465            81,511
Steven Ahlbom                       90,000(2)         7.5            3.00    03/03/03      ---          ---            65,260
                                    20,000            1.7            3.00    06/30/03      ---       13,386            32,604

---------------
(1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(2) Reflects a replacement option issued as a part of a repricing program. See "Compensation and Stock Option Report on Repricing."

Aggregated Option Exercises During 1998 Fiscal Year and Fiscal Year-End Option Values

         The following table provides information related to options exercised by the named executive officers during fiscal 1998 and the number of the Company's options held at fiscal year-end.


                                                                          Number of Securities
                                                                         Underlying Unexercised         Value of Unexercised
                                                                              Options at                In-the-Money Options
                                                                          Fiscal Year-End(#)          at Fiscal Year End ($)(1)
                            Shares Acquire           Value               ----------------------      ----------------------------
       Name                 on Exercise(#)        Realized($)(1)       Exercisable    Unexercisable  Exercisable    Unexercisable
       ----                 --------------        --------------       -----------    -------------  -----------    -------------

Edward C. Callahan, Jr.           ---                ---                   ---           385,000           ---             ---

Michael G. Kantrowitz             ---                ---                 50,000          170,000           ---             ---

Edward M. Parks                   ---                ---                 25,000          145,000           ---             ---

Steven Ahlbom                     ---                ---                 17,500           92,500           ---             ---

------------------

(1) Value based on the closing price of $2.875 on June 30, 1998, less the option exercise price.


Compensation and Stock Option Committee Report on Option Repricing

         Notwithstanding anything to the contrary set forth in any of the Company's filings under the securities acts, which incorporates this Proxy Statement, the following report on option repricing shall not be incorporated into any such filings.

         During fiscal 1998, the Compensation and Stock Option Committee (the "Committee") reviewed the exercise prices of outstanding stock options, which ranged from $5.50 to $8.75, as they related to the current market price of approximately $2.50 per share of Common Stock and concluded that such a disparity in prices substantially defeated the purposes of the stock option program to attract, retain and provide meaningful financial incentives to employees who contribute to the continued growth, development and long-term success of the Company. In light of these circumstances, the Company determined that it was in the best interest of the Company and its stockholders to adjust the exercise prices of certain stock options which were then "out-of-the-money" to restore the equity incentive which the options were originally intended to provide. Accordingly, in March 1998, the Committee offered to holders of employee stock options previously granted under the plan (including the four named executive officers, but excluding the non-employee directors) the opportunity to exchange their outstanding options for new options with an exercise price of $3.00 per share, which was in excess of the fair market value of the Common Stock on the date of grant. All of the terms and conditions of the new options remained the same, except that the vesting schedules for new options to acquire in excess of 500 shares re-commenced as of the new grant date in a manner comparable to the vesting schedules under the old options instead of retaining the previous vesting schedule. See "Option Grants in Fiscal Year Ended June 30, 1998" for information regarding the options granted to the named executive officers.

         On August 28, 1998, the Committee again reviewed the exercise price of outstanding stock options in relation to the current market price of approximately $1.00 per share of Common Stock. As a result of that review and a review of the competitive environment for experienced software management and engineers in relation to the Company's financial situation, the Committee determined that replacing the existing options having exercise prices higher than market value with options at fair market value was necessary to retain key employees and have such employees exert maximum efforts on behalf of the Company. The Committee extended to key employees (other than non-employee directors) the opportunity to receive new options under the Plan, exercisable at the $1.063 market price on the date of grant, upon the cancellation of the optionee's existing options. All other terms and conditions of the existing options, including vesting, remained the same.

The Compensation and Stock Option Committee

         Howard L. Morgan
         John M. Ryan

Agreements with Executive Officers and Change in Control Arrangements

         In connection with the Merger, the Company entered into a three-year employment contract, which automatically continues on a year-to-year basis, with Michael Kantrowitz. During the current one year term, the agreement provides for a base salary of $151,000 for the 1999 fiscal year. Mr. Kantrowitz also is provided with an automobile, at the Company's expense, and is entitled to participate in the Company's bonus and stock option plans at the discretion of the Compensation and Stock Option Committee of the Board of Directors. The agreement contains confidentiality and non-competition agreements from Mr. Kantrowitz. The agreement permits the Company to terminate Mr. Kantrowitz's employment with or without cause; however, in the event of a termination without cause, Mr. Kantrowitz is entitled to severance benefits equivalent to the compensation he would have received for the remaining term of the agreement.

         When Mr. Callahan joined the Company, the Company agreed to pay him an initial annual base salary of $210,000, an annual bonus of 40% of his base salary based on satisfying certain management objectives and $60,000 to assist in his relocation, and to grant him non-qualified options to acquire 385,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, vesting at the rate of 25% per year beginning one year after the commencement of his employment. Mr. Callahan is entitled to severance benefits in the event of termination without cause equal to his base salary, benefits and bonus, subject to certain limitations, for one year. The Company has also agreed that in the event of a sale of the Company, if Mr. Callahan is not employed by the new owners immediately following such transaction, he is entitled to payment equal to his base salary, benefits and bonus, subject to certain limitations, for one year, and to acceleration of vesting of 50% of his stock options if the sale occurs in his first year of employment or 100% of his options if the sale occurs thereafter. The arrangement also contains a non-competition agreement by Mr. Callahan for the period during which payments are made by the Company.

         In June 1997, the Company entered into an employment agreement with Edward Parks which initially provided for an annual base salary of $130,000. Mr. Parks is entitled to participate in the Company's employee bonus and stock option plans at the discretion of the Compensation and Stock Option Committee of the Board of Directors. The agreement contains confidentiality and non-competition agreements and permits either party to terminate the agreement with or without cause. If the Company terminates the agreement without cause during the first two years of its term, Mr. Parks is entitled to severance benefits equal to his then current annual base salary for a period of one year.

         Mr. Kantrowitz, Mr. Parks, Mr. Ahlbom and Edward T. Lack, Jr., Vice President-Finance and Administration, are also entitled to severance benefits in the event that they are not offered continued employment upon a change in control of the Company. Mr. Kantrowitz and Mr. Parks are entitled to a continuation of salary and benefits for a one-year period, and Mr. Ahlbom and Mr. Lack are entitled to six months of such benefits.

         Options granted under the Company's 1995 Stock Option Plan contain provisions pursuant to which all outstanding options granted under such plan shall become fully vested and immediately exercisable upon a "change in control" as defined in such plan.


                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee (the "Committee") of the Board of Directors establishes the general compensation policies and specific compensation levels regarding salaries and the award of stock options under the Company's 1995 Stock Option Plan. The Committee currently consists of two non-employee directors.

         The Company's compensation program includes annual salary and incentive compensation, consisting of bonuses and possible long-term incentives, in the form of stock options, designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. In establishing total compensation, the Committee considers individual and Company performance, as well as compensation levels in comparable companies.

Annual Compensation

         Annual salary levels are established based upon an evaluation of individual performance and comparable compensation levels, although the Committee has not made formal comparisons with peer group companies and has not used specific criteria to evaluate individual performance. The Committee bases incentive compensation on the Company achieving certain financial objectives. These objectives are generally established at the beginning of the fiscal year and are a function of revenues and operating income. During fiscal 1998 the Company did not achieve the targeted objectives. As a result, no bonuses were paid to the Company's executives, except for Mr. Callahan who was paid a bonus in accordance with the provisions of his agreement. The Committee relies on the foregoing evaluation and exercises subjective judgment and discretion in light of the Company's general compensation policies and practices described above to determine salaries and bonuses.

Long-Term Compensation

         Long-term incentives are provided through the grant of stock options under the Company's stock option plan. The Committee reviews and approves the participation of executive officers of the Company under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. Options typically vest in four equal annual installments beginning one year from the date of grant and are exercisable at an exercise price equal to or greater than the fair market value of shares of the Common Stock on the date of grant. The size of option grants are generally based upon the executive officer's level of responsibility. Through the grant of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Committee evaluates the individual's and the Company's performance and the data of comparable companies, although it has not relied on formal comparisons, and exercises subjective judgment and discretion in view of this information and the Company's general compensation policies and practices.

Chief Executive Officer Compensation

         As discussed under "Agreements with Executive Officers and Change in Control Arrangements" above, Mr. Callahan's compensation consists of base salary and incentive compensation, consisting of a short-term bonus and long-term stock options. Mr. Callahan's fiscal 1998 compensation included a base salary of $210,000 and a bonus of $42,000 in accordance with the terms of his agreement dated June 1997. In addition, Mr. Callahan participated in the option repricing discussed under "Compensation and Stock Option Committee Report on Option Repricing."

Deductibility of Executive Compensation

         Federal tax laws impose requirements in order for compensation payable to certain executive officers to be fully deductible. The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.

         The foregoing report has been furnished by the Compensation and Stock Option Committee of the Board of Directors. The current membership of the Committee is as follows:

                  Howard L. Morgan
                  John M. Ryan

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock for the period July 1, 1993 to June 30, 1998 with similar returns for the (i) S&P Technology-500 and the S&P 500 Index.

                            TOTAL SHAREHOLDER RETURN

   500 |--------------------------------------------------------------------|
       |                                                                    |
       |                                                                    |
   450 |--------------------------------------------------------------------|
       |                                                            #       |
       |                                                                    |
   400 |--------------------------------------------------------------------|
       |                                                                    |
       |                                                                    |
   350 |--------------------------------------------------------------------|
D      |                                                                    |
       |                                                  #                 |
O  300 |--------------------------------------------------------------------|
       |                                                            &       |
L      |                                                                    |
   250 |--------------------------------------------------------------------|
L      |                                                                    |
       |                                      #           &                 |
A  200 |--------------------------------------------------------------------|
       |                                                                    |
R      |                       #              &                             |
   150 |--------------------------------------*-----------------------------|
S      |                       &                                            |
       |         #                                        *                 |
   100 |*#&-----------------------------------------------------------------|
       |         *             *                                            |
       |                                                                    |
    50 |------------------------------------------------------------*-------|
       |                                                                    |
       |                                                                    |
     0 |--------------------------------------------------------------------|
   June 1993   June 1994   June 1995   June 1996    June 1997    June 1998

      *Neoware Systems Inc.     & S&P 500 Index         # Technology 500


                          Total Return To Shareholders
                         (Dividends reinvested monthly)


                            ANNUAL RETURN PERCENTAGE
                                  Years Ending

Company / Index                   Jun94       Jun95       Jun96       Jun97      Jun98
---------------------------------------------------------------------------------------
NEOWARE SYSTEMS INC               -6.82        0.60       69.71      -25.71     -55.77
S&P 500 INDEX                      1.41       26.07       26.00       34.70      30.16
TECHNOLOGY-500                     8.30       62.70       19.15       52.02      34.35



                                              INDEXED RETURNS
                                     Base     Years Ending
                                    Period
YEARS ENDED                          Jun93          Jun94       Jun95       Jun96       Jun97      Jun98
---------------------------------------------------------------------------------------------------------
NEOWARE SYSTEMS INC                   100           93.18       93.74      159.08      118.17      52.27
S&P 500 INDEX                         100          101.41      127.84      161.08      216.98     282.42
TECHNOLOGY-500                        100          108.30      176.20      209.95      319.17     428.82

                              CERTAIN TRANSACTIONS

         In October 1997, the Company's wholly-owned subsidiary, Information Technology Consulting, Inc. ("ITC") and Global Consulting Group, a company controlled by TL Ventures, merged into Broadreach Consulting, Inc. (formerly The Reohr Group, Inc.), an information technology staffing and consulting company. Pursuant to the merger, the Company, as the sole stockholder of ITC, received stock of the surviving entity representing ownership of approximately 2% of the surviving entity. The Company was also reimbursed for the expenses in the amount of $1,000,000 incurred by it and ITC in connection with ITC's efforts to complete these acquisitions. Of the reimbursement, $300,000 was paid in cash and the balance by a note.

         Since January 1, 1998, 1-800-FLOWERS, of which Mr. McCann is the Senior Vice President, director and principal shareholder, purchased $604,340 of products and services from the Company.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission reports about their beneficial ownership of the Company's Common Stock. All such persons are required by the Commission to furnish the Company with copies of all reports that they file.

         Based solely upon a review of the copies of such reports furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that during the fiscal year ended June 30, 1998, all of its officers, directors and persons who own more than ten percent of the Company's Common Stock complied with all filing requirements applicable to them, except with respect to the late filing of a Form 3 by Karl E. Holzthum, former Vice President World Wide Sales and Service, and the filing of a Form 5 by Terri Gelberg, formerly a ten percent holder of the Company's Common Stock, which reported three transactions that were not reported on a timely basis.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock of the Company as of June 30, 1998 by
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                             Number of Shares                    Percentage
            Principal Stockholders                          Beneficially Owned            Beneficially Owned
            ----------------------                          ------------------            ------------------

   Arthur R. Spector ..............................             142,000  (1)(3)                     2.2%
   Edward C. Callahan, Jr..........................               6,000  (3)                        *
   Michael G. Kantrowitz...........................             203,930  (1)(3)                     3.2%
   Christopher G. McCann...........................                  -0-                            *
   Howard L. Morgan................................              42,588  (1)(3)                     *
   John M. Ryan....................................              23,500  (1)                        *
   Carl G. Sempier   ..............................              23,500  (1)                        *
   Steven B. Ahlbom................................              66,914  (1)(3)                     1.0%
   Edward M. Parks.................................              94,414  (1)(3)                     1.5%




Warren V. Musser (4).............................             500,000  (3)                        7.4%
Mark A. Gelberg (2)..............................             696,205  (1)(3)                    10.9%
Terri N. Gelberg (5).............................             622,517  (3)                        9.8%
Motorola, Inc. (6)...............................             396,226                             6.3%
All Executive Officers and Directors.............
as a Group (9 persons)...........................             602,846  (1)(3)                     9.2%

--------------------------
 *  Less than 1%

(1) Includes options exercisable within 60 days of June 30, 1998 to purchase the Company's Common Stock issued pursuant to the Company's 1995 Stock Option Plan: Mr. Spector, 22,500 shares; Mr. Kantrowitz, 50,000 shares; Mr. Morgan, 22,500 shares; Mr. Ryan, 22,500 shares; Mr. Sempier, 22,500 shares; Mr. Ahlbom, 17,500 shares; Mr. Parks, 25,000 shares; all officers and directors as a group, 182,500 shares.

(2) The stockholder's address is RR 1, Box 171-6, Warren, Vermont 05674. Includes 119,200 shares held by a foundation of which Mr. Gelberg is the trustee. The information presented is based upon information provided to the Company in October 1997 in connection with the preparation of its 1997 Proxy Statement.

(3) Includes Warrants exercisable within 60 days of June 30, 1998 to purchase the Company's Common Stock: Mr. Callahan, 5,000 shares; Mr. Spector, 29,500 shares; Mr. Gelberg, 115,863 shares; Mr. Kantrowitz, 31,293 shares; Mr. Morgan, 3,442 shares; Mr. Ahlbom, 12,517 shares; Mr. Parks, 12,517 shares; Mr. Musser, 500,000 shares; Ms. Gelberg, 115,863 shares; all officers and directors as a group, 94,269 shares.
(4) The stockholder's address is 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087. This information is presented in reliance on information disclosed in a Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on February 3, 1994.
(5) The stockholder's address is 235 S. Van Pelt Street, Philadelphia, Pennsylvania 19103. The information is presented in reliance on information disclosed in a Schedule 13D filed with the Securities and Exchange Commission on February 7, 1996.
(6) The stockholder's address is 1303 East Algonquin Road, Schaumsburg, Illinois 60196. The information is presented in reliance on information disclosed in a Schedule 13D filed with the Securities and Exchange Commission on July 7, 1998.


                         PROPOSAL TO RATIFY ACCOUNTANTS

       The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the year ending June 30, 1999. The Board of Directors has proposed that the stockholders ratify the selection of Arthur Andersen LLP. The Company has requested that a representative of Arthur Andersen LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

       The Board of Directors recommends that you vote FOR the ratification of Arthur Andersen LLP as independent public accountants.

                           STOCKHOLDERS PROPOSALS FOR
                               NEXT ANNUAL MEETING

       Any properly submitted proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received by the Company by July 9, 1999 if it is to be included in the Company's proxy statement and form of proxy relating to the next Annual Meeting.

       Stockholders who wish to submit a proposal for consideration at the Company's next Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement, must deliver a written copy of such proposal in accordance with the Company's bylaws no later than September 22, 1999.

                              NEOWARE SYSTEMS, INC.
                                      Proxy

        This Proxy is Solicited by the Board of Directors of the Company for the Annual Meeting of Stockholders, December 10, 1998

         The undersigned holder of Common Stock of Neoware Systems, Inc. hereby appoints Edward C. Callahan, Jr. and Michael G. Kantrowitz, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, December 10, 1998, at the Company's offices at 400 Feheley Drive, King of Prussia, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

         Shares will be voted as instructed, but if no instruction is given, shares will be voted FOR all the nominees for director named in the Proxy Statement, for the proposal described in the Proxy Statement and with discretionary authority on such other matters as may come before the meeting.

         The undersigned acknowledges receipt of this proxy with a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.
                                (Continued, and to be signed, on the other side)


1. Election of Directors
                                [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY
                                                                             to vote for all nominees listed below

Nominees: Arthur R. Spector, Edward C. Callahan, Jr., Michael G. Kantrowitz, John M. Ryan, Carl G. Sempier and Christoper G. McCann

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

____________________________________________________________________________________________________________________________________

2. Ratify the selection of Arthur Andersen LLP as Independent Auditors.
               [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting.

     Votes must be indicated |X| or|X| in Black or Blue ink. Please sign and return promptly in the enclosed postage paid envelope.



                                                                      Change of Address or [ ]
                                                                      Comments Mark Here

                                                                      NOTE: Please sign exactly as name(s) appears  hereon.
                                                                      Executors, administrators, trustees, etc. should give full title as such.


                                                                      DATE:_______________________________________



                                                                      ____________________________________________
                                                                                        SIGNATURE

                                                                      ____________________________________________
                                                                                        SIGNATURE